                                                            Exhibit (a)(1)(i)(b)

                             LEVEL 3 FINANCE, LLC,
           a wholly owned subsidiary of Level 3 Communications, Inc.
                              Supplement No. 2 to
                          Offers to Purchase for Cash
     the Following Series of Notes Issued by Level 3 Communications, Inc.

Up to $725,000,000 aggregate principal amount of outstanding 9 1/8% Senior Notes due 2008
Up to $125,000,000 aggregate principal amount at maturity of outstanding
10 1/2% Senior Discount Notes due 2008
Up to (Euro)300,000,000 aggregate principal amount of outstanding 10 3/4% Senior Notes due 2008
Up to (Euro)200,000,000 aggregate principal amount of outstanding 11 1/4% Senior Notes due 2010
Up to $450,000,000 aggregate principal amount of outstanding 11% Senior Notes due 2008
Up to $150,000,000 aggregate principal amount of outstanding 11 1/4% Senior Notes due 2010
Up to $100,000,000 aggregate principal amount at maturity of outstanding
12 7/8% Senior Discount Notes due 2010
Up to $525,000,000 aggregate principal amount of outstanding 6% Convertible Subordinated Notes due 2009
Up to $325,000,000 aggregate principal amount of outstanding 6% Convertible Subordinated Notes due 2010 in each case, at a price determined by the "Modified Dutch Auction" procedure described in the Offer to Purchase and within the price ranges set forth in this Supplement No. 2

  Each Offer (as defined in the Offer to Purchase) will expire at 11:59 p.m., New York City time, on October 22, 2001, unless such Offer is extended (such time and date with respect to an Offer, as it may be extended, the "Expiration Date"). Tendered Notes may be withdrawn at any time prior to the applicable Expiration Date.

  Notes tendered pursuant to an Offer on or prior to 11:59 p.m., New York City time, on October 9, 2001 will not be deemed validly tendered. Accordingly, to validly tender Notes, holders that have tendered Notes on or prior to such time must withdraw and retender such Notes in accordance with the procedures described in the Offer to Purchase and related Letter of Transmittal.

   This Supplement No. 2 (this "Supplement No. 2") supplements and amends the Offers to Purchase, dated September 10, 2001, as previously supplemented and amended by Supplement No. 1 ("Supplement No. 1"), dated September 25, 2001 (as so supplemented and amended, the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal"), of Level 3 Finance, LLC ("Purchaser"), a Delaware limited liability company. Purchaser is a wholly owned subsidiary of Level 3 Communications, Inc., a Delaware corporation ("Level 3"). Unless otherwise indicated, capitalized terms used in this Supplement No. 2 have the same meanings given to them in the Offer to Purchase.

   Except as set forth in this Supplement No. 2, the terms and conditions of each of the Offers remain as set forth in the Offer to Purchase.

  Amendment of Offer Amounts and Purchase Price Ranges

   With respect to each Offer, Purchaser hereby amends the Offer Amount for that Offer and the purchase price range for that Offer as follows:

      Upon the terms and subject to the conditions of each Offer (including, if an Offer is amended or extended, the terms and conditions of any amendment or extension), Purchaser is offering to purchase for cash, at prices determined by the "Modified Dutch Auction" procedure described in the Offer to Purchase and within the purchase price ranges set forth below:

      . up to $725,000,000 aggregate principal amount of outstanding 9 1/8% Notes at a price not greater than $450 nor less than $350 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

      . up to $125,000,000 aggregate principal amount at maturity of outstanding 101/2% Discount Notes at a price not greater than $250 nor less than $210 per $1,000 principal amount at maturity;

      .  up to (Euro)300,000,000 aggregate principal amount of outstanding
         10 3/4% Euro Notes at a price not greater than (Euro)440 nor less than (Euro)370 per (Euro)1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

      .  up to (Euro)200,000,000 aggregate principal amount of outstanding
         11 1/4% Euro Notes at a price not greater than (Euro)440 nor less than (Euro)370 per (Euro)1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

      . up to $450,000,000 aggregate principal amount of outstanding 11% Notes at a price not greater than $480 nor less than $380 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

      . up to $150,000,000 aggregate principal amount of outstanding 11 1/4% Notes at a price not greater than $460 nor less than $370 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

      . up to $100,000,000 aggregate principal amount at maturity of outstanding 12 7/8% Discount Notes at a price not greater than $180 nor less than $150 per $1,000 principal amount at maturity;

      . up to $525,000,000 aggregate principal amount of outstanding 2009 Convertible Notes at a price not greater than $220 nor less than $190 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase; and

      . up to $325,000,000 aggregate principal amount of outstanding 2010 Convertible Notes at a price not greater than $220 nor less than $190 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase.

   The term "Minimum Offer Price" with respect to a series of Notes is hereby amended in its entirety to refer to the lowest price in each of the price ranges listed above for that series of Notes.

   The term "Offer Amount" with respect to a series of Notes is hereby amended in its entirety to refer to the maximum aggregate principal amount (or principal amount at maturity, as applicable) listed above for that series of Notes.

   The term "Purchase Price" with respect to a series of Notes is hereby amended in its entirety to refer to the single lowest price specified by tendering holders within the applicable price range set forth above for the series of Notes subject to that Offer that will enable Purchaser to purchase the Offer Amount for that series (or, if less than the Offer Amount for that series are validly tendered (and not withdrawn), all Notes of that series so tendered).

   All references in the Offer to Purchase to the applicable price range for a series of Notes are hereby amended to refer instead to the price range for that series of Notes set forth above in this Supplement No. 2.

   The Offer to Purchase is hereby amended to provide that, as described in the following table, the percentage of the series of Notes sought pursuant to five of the Offers is greater than 50% of the aggregate outstanding principal amount of such series. The table on page 3 of Supplement No. 1 is hereby deleted in its entirety and replaced with the following table that sets forth (i) the aggregate outstanding principal amount (or principal amount at maturity, as applicable) of each series of Notes as of August 31, 2001, and (ii) the percentage that the Offer Amount (as hereby amended) for each series represents of the aggregate outstanding principal amount of that series as of such date:

                                                   Percentage of Offer
                                                        Amount to
                                   Outstanding    Aggregate Outstanding
             Series of Notes     Principal Amount   Principal Amount
             ---------------     ---------------- ---------------------
                                  (in millions)
         9 1/8% Notes...........        $2,000             36%
         10 1/2% Discount Notes*        $  834             15%
         10 3/4% Euro Notes.....   (Euro)  500             60%
         11 1/4% Euro Notes.....   (Euro)  300             67%
         11% Notes..............        $  800             56%
         11 1/4% Notes..........        $  250             60%
         12 7/8% Discount Notes*        $  675             15%
         2009 Convertible Notes.        $  693             76%
         2010 Convertible Notes.        $  824             39%

--------
* Principal amount at maturity

   Item 8, "Source and Amount of Funds" on page 3 of Supplement No. 1 is hereby deleted in its entirety and replaced with the following paragraph:

      The aggregate maximum amount of funds required by Purchaser to purchase the Notes pursuant to the Offers is estimated to be approximately $1,049,000,000. This amount is calculated using, in the case of the Euro Notes, a currency conversion rate of 1.0929 euros to 1 U.S. dollar, the euro exchange rate as of October 9, 2001. Of this aggregate maximum amount of funds, Purchaser estimates that a maximum aggregate of approximately $187,000,000 would be required by Purchaser to purchase the Convertible Notes pursuant to the Convertible Note Offers. Purchaser expects to fund its purchase of Notes hereunder with cash and marketable securities that have been contributed to it by Level 3. See Item 1, "Purpose of the Offers" in the Offer to Purchase. As of October 9, 2001, Purchaser held approximately $1,500,000,000 in cash and marketable securities.

  Extension of the Expiration Date with respect to Each Offer

   Purchaser has extended the Expiration Date for each Offer until 11:59 p.m., New York City time, on October 22, 2001. Purchaser reserves the right, in its sole discretion, to further extend the period of time for which each Offer is open.

  Procedures for Tendering Notes

   Item 6 of the Offer to Purchase, "Procedures for Tendering Notes," is hereby amended and supplemented to provide the following disclosure:

      Notes tendered pursuant to an Offer on or prior to 11:59 p.m., New York City time, on October 9, 2001 will not be deemed validly tendered. Accordingly, to validly tender Notes, holders that have tendered Notes on or prior to such time must withdraw and retender such Notes in accordance with the procedures described in the Offer to Purchase and related Letter of Transmittal.

                                     * * *

   Purchaser's obligation to accept for payment, and to pay for, Notes validly tendered pursuant to each Offer continues to remain conditioned upon the satisfaction of the general conditions described in the Offer to Purchase for that Offer.

   This Supplement No. 2 should be read in conjunction with the Offer to Purchase and related Letter of Transmittal. These documents contain important information that should be read before any decision regarding whether to tender Notes pursuant to an Offer is made.

   No person has been authorized to give any information or make any representation on behalf of Purchaser that is not contained in this Supplement No. 2, the Offer to Purchase or in the Letter of Transmittal, and, if given or made, such information or representation should not be relied upon. None of Purchaser, Level 3, the Depositary, the Dealer Managers, the Information Agent or any of their affiliates make any representation to any holder as to whether to tender such holder's Notes. Holders must make their own decision as to whether to tender the Notes.

                       The Depositary for the Offers is:

                         Mellon Investor Services LLC

                                 By facsimile:
                       (For Eligible Institutions only):
                                (201) 296-4293

                                 Confirmation:
                                (201) 296-4860


           By Mail:           By Overnight Courier:          By Hand:
        P.O. Box 3301          85 Challenger Road       120 Broadway 13th Floor
     South Hackensack, NJ        Mail Stop-Reorg        New York, New York
            07606           Ridgefield Park, NJ 07660          10271
                              Attn: Reorganization
                                      Dept.

   Any questions or requests for assistance or additional copies of this Supplement No. 2, the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offers.

                   The Information Agent for the Offers is:

                         Mellon Investor Services LLC
                          44 Wall Street, 7th Floor
                           New York, New York 10005
                    Banks and Brokers call: (917) 320-6286
                           Toll free (888) 788-1979

                    The Dealer Managers for the Offers are:


Salomon Smith Barney                         J.P. Morgan Securities Inc.
390 Greenwich Street                         270 Park Avenue
New York, New York 10013                     New York, New York 10017
Attention: Liability Management Group        Attention: Laura Yachimski
Telephone:(212) 723-6106 (call collect)      Telephone:(212) 270-1100 (call collect)
          (800) 558-3745 (toll-free)                   (800) 245-8812 (toll-free)

October 9, 2001